EXHIBIT 1

JOINT FILING AGREEMENT

F45 Training Holdings Inc.

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned hereby confirm the agreement by and among them to the joint filing on behalf of them of the Statement on Schedule 13G and any and all further amendments thereto, with respect to the securities of the above referenced issuer, and that this Agreement be included as an Exhibit to such filing. This Agreement may be executed in any number of counterparts each of which shall be deemed to be an original and all of which together shall be deemed to constitute one and the same Agreement.

IN WITNESS WHEREOF, the undersigned hereby execute this Agreement as of April 22, 2022.

ADAM J. GILCHRIST

/s/ Adam J. Gilchrist
Adam J. Gilchrist

GIL SPE, LLC

By:	/s/ Adam J. Gilchrist
Name: Adam J. Gilchrist
Title:	President